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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE                             June 2, 2003

For further information contact:                  Pamela G. Boone
                                                  Vice President Finance, CFO
                                                  636-733-1600

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                 MAVERICK TUBE CORPORATION ANNOUNCES OFFERING OF
           $100 MILLION OF CONTINGENT CONVERTIBLE SENIOR SUBORDINATED
                                 NOTES DUE 2033

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         St. Louis, June 2, 2003--Maverick Tube Corporation (NYSE: MVK) today announced that it intends to offer, subject to market conditions and other factors, $100 million of its contingent convertible senior subordinated notes due 2033. Maverick also intends to grant the initial purchasers an option to purchase up to an additional $20 million of the notes. The net proceeds of this offering would be used to reduce outstanding debt under Maverick's existing senior credit facility.

         The notes would pay interest semi-annually at a rate to be determined and, under certain circumstances, would bear contingent interest. The notes would be unsecured obligations of Maverick, and would be convertible into shares of Maverick common stock if our common stock trades over a certain number of consecutive trading days at 120% over the conversion price then in effect and certain other limited circumstances. Until a contingency is met, the notes would not be convertible.

         Maverick would have the right to redeem the notes, subject to certain limitations, after June 15, 2008 at a redemption price equal to par plus accrued interest, if any. Holders of the notes would have the right to require Maverick to repurchase all or some of their notes on June 15, 2011, 2013, 2018, 2023 and 2028 at a price equal to par plus accrued interest, if any, payable in cash. Holders of the notes would also have the right to require Maverick to purchase all or some of their notes at a cash purchase price equal to par plus accrued interest, if any, upon the occurrence of certain change of control events that occur prior to June 15, 2011.

         This news release does not constitute an offer to sell or a solicitation of an offer to buy the notes or any shares of Maverick common stock. Any offers of the notes will be made exclusively by means of a private offering memorandum to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933. The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.


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        Certain statements in this news release that refer to future events or other non-historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including those relating to whether or not Maverick will offer the notes or consummate the offering, relating to the anticipated terms of notes and the offering, market conditions for the debenture offering, and relating to other risks and uncertainties detailed in Maverick's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions believed by management of Maverick to be reasonable; however, they are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.